Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator: Joe Burgess
October 24, 2008
8:30 a.m. CT

Operator:	Good day and welcome everyone to the Insituform Technologies third quarter 2008 earnings call.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results, will be available on our web site, Instituform.com.

During this conference call, we’ll make forward-looking statements which are inherently subject to risks and uncertainties.

Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution, and do not rely on such statements.

As a reminder, today’s call is being recorded.

Now, I’ll turn the call over to Insituform's President and CEO, Joe Burgess.

Joe Burgess:	Thank you very much. Good morning and thank you for participating on Insituform’s conference call on our third quarter 2008 results.

Joining me on today’s call are David Martin, Vice President and Chief Financial Officer and David Morris, Senior Vice President, General Counsel and Chief Administrative Officer, and Daniel Cowan, Vice President of the Asia-Pacific Rehabilitation Team.

I plan to spend most of this call today addressing your questions, but I’ll make a few brief remarks on the third quarter performance, the status of our operational improvements and our strategic direction.

Before I get into those specific topics, you will note that with yesterday’s earnings release, we began providing new and expanded disclosure of our business segments.  I believe that this is a very important step as we endeavor to become a more transparent company about the strategic direction we are taking.

These disclosures provide much clearer insight into our financial results and the distinct business lines and the geographies that we serve around the world.  We do plan on going back to previous quarters and recasting the segments to reflect this improved disclosure.  We will file these changes with the SEC next week.

I am pleased to report the significant improvement in profitability again this quarter compared to last year and, sequentially, from the first and second quarter of this year.  Four of our five business segments delivered more in operating profit than last year.  Only Europe declined.  And I plan on discussing that in detail later on.

Much of our improved results in the third quarter were driven by North American sewer rehabilitation.  Our gross margin percent in North America was over 22.5 percent in the third quarter, up significantly from a year ago when gross margins were at only 17 percent.

Gross profit dollars in the third quarter improved by over 32 percent from the same period last year and were up two percent from last quarter.  This improvement can be attributed to the hard work of our field management and our crews.  Our execution against bid margins has shown marked improvement year-over-year due to a strong focus on eliminating quality errors, increasing productivity, reducing fixed cost and improving logistics of moving tube to installation.

In addition, we’ve been able to improve profitability through efficiency gains and manufacturing.

In terms of productivity and costs, let me share a few positive trends.  For the nine months ending in September, crew productivity, as measured by feet installed per week per crew is up over six percent from the same period last year.  At the same time, we’ve trimmed our labor cost per installed foot by 5.5 percent.  And our equipment costs have come down by more than 1.4 percent despite a 40 percent increase in the cost of fuel.

We have continued to trim our administrative support costs in North America, as well.

Our backlog in North America did come down this quarter by 3.7 percent from last quarter.  While we do continue to see a mostly flat market in most of the United States, our twelve-to-eight month visibility in the market appears to continue to be steady and not dramatically declining.  While we have seen a small decrease in this quarter’s backlog, it is up from one year ago by 8.4 percent.  And the margins we see in our backlog have improved by several margin points since the third quarter last year, a very positive trend.

Also included in the results for North American Rehab are third party tube sales through our subsidiary, MTC.  This is a very strong success story worth mentioning.  Year to date, we have increased sales by 134 percent to approximately $7.5 million from $3.2 million last year.  By the end of the year, our third party tube sales will approach $11 million.  We have even larger expectations for this business in 2009.

Our energy and mining segment, formerly Tite Liner®, grew both revenues and operating profits by 31 percent from last year.  While margins are down somewhat, this is substantially attributable to the mix of projects and geographic markings.  Our Chilean operations have grown nicely this year, but margins typically are lower there.

What is not shown in our financial reports is our return on invested capital.  This business is and has been delivering return on invested capital of more than 50 percent.  As I have mentioned before, the sustained performance of this business and the attractive opportunities in the energy and mining space make this segment one which is being evaluated for rapid expansion.

Our European sewer rehabilitation business is having a difficult year.  While we saw modest progress sequentially in the third quarter, our operating results lag last year’s operating profits significantly.  I’ve been in Europe several times in recent months to work closely with Bruce Frost in the turnaround strategy for this business unit.  I do expect to see improved results in the fourth quarter and much stronger profitability in the year to come.  The key will be focusing on many of the same issues that have driven improvements in our North American sewer rehabilitation business – specifically, eliminating execution errors, improving crew productivity and driving down overhead costs.

Our Asia-Pacific operations are gaining significant momentum and I am pleased with our progress in India.  We were recently awarded a $21 million contract in sewer rehabilitation work that we will begin performing in early 2009.  This work is in addition to the $35 million that this operation won in late 2007.

We did see some slippage in the start of our existing lining projects during the third quarter due to delays in the completion of the pipe cleaning operations.  We expect to begin lining in a few weeks.

We now have approximately $56 million in backlog, all in Delhi.  We are currently gaining visibility in contract opportunities in several other major cities in India.  And we believe we are well-positioned to secure significant contracts in the near term.

We have made good progress with respect to setting up operational and administrative infrastructure there. And we are working very well with our joint venture partner, SPML.

I’m also pleased with the progress we’ve made in our water segment.  Our project on Madison Avenue in New York City has been very successful so far.  And our customer appears very happy with our progress.  We will continue this project early in 2009 as we are on hiatus through the holiday months ahead.  We were slightly profitable in this business in the third quarter.  While backlog is down this quarter, our visibility into projects in the near term has grown recently, due greatly to the success we have experienced in New York City and in other key projects in the U.S. and Canada.

Now changing gears and looking forward.

Last quarter I shared with you my vision of where we are heading at Insituform.  Now let me spend a few minutes talking about where we are with that, and add a few additional thoughts as I have had more time to evaluate the company and determine steps we need to take to deliver greater returns for our investors.

First, last quarter I discussed the adoption of a more rigorous return on invested capital discipline with our managers throughout the company.  As we are in the late states of our 2009 annual planning process, I am pleased to report that our management team understands and is aligned on what we are going to be about.  And that is delivering much improved returns.  Our future investments will be properly aligned with stockholder interests.  And this understanding will become institutionalized throughout Insituform.

As part of our planning processes, we have identified ways to drive a leaner overall capital structure for each of the operating businesses.  This will enable more profitable deployment of capital to higher return business units within the company.

Some examples of this: North American Rehabilitation management has been heavily focused on reducing costs and improving tube delivery efficiency.  Since early 2007, we’ve reduced steering wheels in NAR by 25 percent, driving significant cost savings.  Additionally, we’ve invested in iPlus™ infusion-capable wet-out facilities in both Florida and Colorado to better support our growing small diameter markets in those regions and reduce freight costs.

In Asia-Pacific, we’re operating a new wet-out facility in Delhi, and are evaluating how best to supply our business needs in that fast growing Indian market.

We’re going to continue to invest in our water business over the near term.  Our success in recent projects, including the Madison Avenue project, should enable us to secure significant future project awards.

We plan to focus on expanding our product portfolio to drive more efficient and cost-competitive solutions for our customers so that we can continue the trend of moving this market away from dig-and-replace, and towards trenchless solutions.

As I mentioned earlier, our energy and mining business, Tite Liner®, continues to grow handsomely with very strong margins and return on investment.  The management team led by Dorwin Hawn, is actively finding new areas to grow organically in a global market.  And there are great opportunities for us.

We’re actively reviewing potential partner and relationships in various markets along with evaluation of potential acquisitions to expand our product portfolio in this exciting industrial rehabilitation sector.

You’ll note that we filed a shelf registration statement with the SEC yesterday.  And many may speculate as to what this means for Insituform.  Simply, we want to be in a position, when appropriate opportunities arise, to move quickly to the market in the form of an equity or debt offering.  This registration is an important first step in those preparations.

I believe that the results that we have announced yesterday are indicative of the progress we have made and can make into the future.  We have vast improvements to make in delivering consistent and improving returns throughout the company, but we are clearly gaining momentum in each of our business segments.  And we are moving forward on some important strategic fronts.

I would like to conclude my remarks with a few comments on how recent economic events are likely to affect, or not affect Insituform.

I believe the company is fundamentally as strong as it has ever been.  Our primary North American sewer rehabilitation business continues to improve its operating performance.  We are better at acquiring negotiated work, better at using our manufacturing and logistical capabilities to increase competitiveness and profitability and better at identifying and eliminating quality issues with our execution.  We also have a leaner and more productive crew structure, installing more feet in 2008 than we did in 2006 with 13 fewer crews.

Overall, this is a business that is well-positioned to perform in a variety of market conditions.  In talking with our clients over the last several weeks, there is certainly concern over the credit markets and the general state of the economy.  If these conditions persist, they would certainly suggest that the overall municipal spending could shrink in the future.  This is mitigated significantly, however, by the fact that much of our work is associated with EPA-mandated consent decrees and financed through multi-year municipal bond programs.  This is why we see the market as essentially flat for the next 12 to 18 months.

In the energy and mining sector, we continue to position and grow this business as a way for our customers to enhance pipeline utilization for existing production capability.  While our high-end growth prospects are enhanced by higher commodity pricing, this business has historically been very resistant to changes in those commodity pricing and its profitability and revenue growth is resilient in the face of those changes.

Regardless of the depth and duration of any economic downturn, the current situation only highlights that we need to continue to focus on operating efficiency, cost control and targeted investments for growth that improve the return that the company delivers to its shareholders.

And with that opening, I would now like to turn the call over to your questions. Thank you very much.

Operator:
If you would like to signal for a question at this time, please press star one on your touch-tone telephone. If you are using a speakerphone, please be sure your line is not muted so that your signal will reach us.  Again, that is star one.  We’ll pause for a moment.

We’ll go first to John Quealy from Canaccord Adams.

John Quealy:	Hi, good morning. Nice quarter. Thank you for the additional details.

First on North American Rehab, if we could, Joe, could you give us a little bit more detail on the volume and price relationship and the impact on the model moving forward?  Clearly, volumes have gone up significantly.  It’s unclear what volumes you’re going to do moving forward in this municipal market.  But can you give us a little bit more detail?  The 22.5 gross margins for the quarter – do you think that’s a defendable margin based on varying levels of volume growth or deceleration moving forward?

Joe Burgess:	Well, I think it’s difficult to look at gross margin in any particular quarter because there is some variation and seasonality to this business.

However, what I can tell you and what I addressed in the remarks is – we, as a company, are very focused on seeking out work where we think we can deliver quality margins to our investors.  And not seeking out work that we think is either overly commoditized or not going to be work that we can perform at margins that we think are worth our while, frankly, to be in that work.  And that can – that’s driven by a great many factors.  Some of it can be just a level of subcontracting work, which can be impacted by a level of bundling that communities do with various services – as opposed to our core CIPP work.

But I do think that a number of the initiatives that we’re taking – trying to focus on negotiating work with our communities – again, trying to focus on areas where we have a great crew presence and strength which allows us to minimize mobilization cost and other logistical issues within our business, are helping us to drive down cost and increase margins in the work that we’re selecting to participate in.

John Quealy:
And just one quick follow-up.  Clearly, you’re steering away from low margins.  Can you characterize pricing in the market in North America?  How would you characterize it?  Is pricing aggressive now?  Or you haven’t seen anything yet?

Joe Burgess:
You know, I’ll tell you what I talk about internally, here.  I think this business is very difficult to generalize about in terms of North America.  You know, we operate in sewer and water.  We have businesses and in many ways, it’s the most local of businesses.  So, while this may seem like a broad answer, we see some very aggressive pricing in some regions from time to time.  And then we see markets that we think are priced more fairly.

For the risk – particularly, the execution risk that any particular vendor is taking on that jobs – what we are doing is seeking work where that risk and reward is fair and balanced.  And we are not seeking to simply capture work for the sake of capturing it.  And we feel like we have our company continuously and increasingly sized from a crew structure and a fixed cost standpoint to be able to do that.

John Quealy:
And my final two questions: On the metal and mining business, as it’s characterized now, you’ve had good growth there.  That end market has suffered tremendously.  Can you talk about your relative level of expectations for growth there, given the headwinds in that overall segment?

Joe Burgess:
Well, as I alluded to in my remarks, I think a review of the history of that segment suggests its ability to grow and grow significantly across a very wide spectrum of commodity pricing in that sector.  It’s also diverse in terms of both having some A grade clients in both the energy and the mining sectors.

It’s also focused, not so much on new pipeline or new expansion in either of those sectors, but rather it’s more focused on rehabilitation and the opportunity for our clients to gain increased utilization and capacity through existing assets.

So, I think that’s one of the reasons that this – that this sector has proven more resilient than maybe some technologies or service providers that are more focused on new capacity.

John Quealy:
And lastly, last quarter you mentioned that you are comfortable with earning estimates from analysts this quarter.  I didn’t pick up anything like that.  I may have missed it.  But, what’s your thought about that comment.

And number two, are we going to go back to a guidance potential here, moving forward?

John Burgess:
We are – we are certainly comfortable with the expectations in the analysts’ community for the fourth quarter and the full year.  I think we’ve said that consistently since I got here in the second quarter.  And it would be our expectation that we would – we would provide guidance going into 2009 when that process is wrapped up.

John Quealy:	Great, thanks very much.

John Burgess:	You’re welcome. Thank you.

Operator:	Our next question is from Debra Coy with Janney.

Debra Coy:	Yes, thanks. Good morning, Joe. Good morning everyone.

Joe Burgess:	Good morning, Debra.

Debra Coy:	Joe, you talked about the improved execution in the North American market. I think you said that you have done – you’ve installed more feet this year with 13 fewer crews.

Can you talk about, kind of where you are on that utilization process, where you are on current utilization? And as you look into probably a seasonably weaker period, how you adjust to that?

And I’m particularly interested, too, in your comments regarding kind of picking and choosing your work, seeing pricing more aggressive in some areas than others in the context of increasing the level of tube sales.

Is there an opportunity to kind of step back from the less profitable markets, sell tube to other vendors in those markets so that you can continue to concentrate with smaller crew footprint on more profitable work.  How do you see that going forward?

Joe Burgess:	Well, in terms of crew utilization, which I think was your first question …

Debra Coy:	Yes.

Joe Burgess:
You know, we have 65 crews now and we judge them to be pretty close to their capacity.  I mean, basically, new work for us – at least if it’s with a – if it’s a significant – at a significant level or term contract that might represent a more extended period – we’re looking, essentially at crew additions in most cases, to handle – to handle that work.  And candidly, that’s where we want to be as a business, is feeling like our current pipeline and backlog is adequate for our current crew structure and then selectively adding resources – certainly, the crew resources – to attack new levels of work.

In terms of the regional pricing – again, we are increasing our position of trying to get close to many of our key clients, trying to work to acquire contracts through a negotiated basis.  That is representing an increasing amount of this work that keeps our current crew structure reasonably, fully utilized.

As I’ve said in the past, we will continue to utilize our capabilities in the manufacturing end to participate in a broader range of projects that we either are not interested in as a contracting matter.  Or, for whatever reason, as I suggested earlier, pricing does not deliver the reward that we think matches up with the execution risk, or even the simple mobilization effort.  Because as I said earlier, we’re at a level now where we’re putting on new crews with significantly new work.  And we’re excited and happy to do that, obviously.  But it needs to be at returns that meet our internal and our shareholders’ expectations.

Debra Coy:
Yes, that’s helpful.  And I’m interested in your comments, too, if the market, as far as you can see, appears stable, based on your conversations with your customers.  I think that has been the primary concern for investors, the primary point on the stock price is the fear that the municipal markets are going to deteriorate badly going into 2009.

Can you talk about your level of confidence there? Your level of visibility? Kind of, what your data points are that give you the flattish outlook over the next 12 to 18 months?

Joe Burgess:
Well, as I addressed in the remarks, the great preponderance of our work tends to be associated with environmental mandate – consent mandated programs that are driven by EPA through whatever the local agency that we’re working on.  And that is – those programs are almost never a month-to-month or a three month horizon or six month horizon.  They are typically broadly negotiated and then funded across a period of years.  And we’ve had that discussion with clients, really, from the west coast to the east coast over the last few months.  So, trying to take their temperature on this – on this very point.  And that’s why I’ve taken the view that, for the most part, in the near term, economic downturns are mitigated by that fact.

Now again, some of that is a regional-to-regional thing.  We’ve seen some new mandates in the Midwest that we think will drive even an expanded market in some sectors.  bBt then that is offset by some markets in Florida, for example, where more of our work is – appears to be funded through current period tax revenues.  And one might expect some decline in those levels of expenditures for some of those clients.

But overall, when I put those things into one basket, the great preponderance of our work on the North American Rehab business is associated with these longer term projects that are typically financed with multi-year bond offerings.  And we do not see any move towards shrinkage or cancellation of those programs, primarily because those mandates are still enforced and most of that work is financed, at least into the near term.

Debra Coy:	The bond is already issued.

Joe Burgess:
That’s right.  So – and that’s really, as I said, that I think that really gives us a 12 to 18 month horizon where we feel pretty good about our prospects and our ability to become a more profitable company, even with a top line that is difficult to move in this market.

Debra Coy:	OK, thanks.

Joe Burgess:	In that sector.

Debra Coy:	Yes, yes. Understood. And one final question for now: The shelf offering …

Joe Burgess:	I might – I might add that, if I can …

Debra Coy:	No, go ahead.

Joe Burgess:
Just a thought that came into my head.  I think the water side of the business will prove to even be more resilient to that, again, because as I think I’ve discussed in previous remarks, the water side of the equation tends to be based on improving economics for the community versus avoiding environmental liability from a regulated agency which is why people spend money on the sewer side.

So, we see in the water side of the market, communities – we think that the water side of the business can be part of a community’s program for essentially lowering its costs through lowering its water loss.

So, I think that while that market is obviously smaller at this stage and still in the – still very much in the phase where we are working hard to convert from non-trenchless applications to trenchless applications using our technologies, I think the underlying economic relationship between us and our communities is stronger and that will prove even more resilient.

I’m sorry. I interrupted you.

Debra Coy:	No, no, no – that’s helpful. It will be interesting to see, because that obviously is a newer market.

But my last question was, looking at the shelf offering as sizable – $250 million – suggests that you may see acquisition opportunities of rather significant size.  It sounds like you’ve put a lot of thought into approaching that, mainly on the industrial side.

Are you willing to talk, at this point at all, about the kinds of opportunities that you see there?  What kind of product expansions, I presume they would still be related to the pipeline business, kind of, how you’re thinking about the opportunity there?

Joe Burgess:
Well, I think it’s a little early to be into too much specifics there.  But, I guess I would say that we do see opportunities, certainly on the industrial side, and that, I think you can expect us to generally stay pretty close to our knitting.  We understand pipeline rehabilitation and matters related to that.  And we see opportunity in those areas.

Debra Coy:	OK, we'll stay tuned. Thanks.

Joe Burgess:	You’re welcome.

Debra Coy:	I appreciate it.

Operator:	As a reminder, that is star one on your touch-tone telephone to signal for a question. We’ll go next to Glenn Wortman with Sidoti.

Glenn Wortman:	Good morning. Looking at your operating expenses, they fell pretty significantly, sequentially. I was just wondering how we should think about that going forward here?

David Martin:
Good morning, Glenn.  This is David Martin.  I think you can expect to see that our operating expenses will remain fairly steady.  As you noted, it came down sequentially from last quarter, but second quarter’s operating expenses were higher due to the remnants of the proxy contest.

And so, the numbers that you see around $22 million are reflective of a fairly normal state of affairs for the company.

You may see some growth coming next year as a result of the growth initiatives as businesses grow, but we’re trying to offset that with decreases in areas such as North America and our corporate support group, so, to mitigate any of the overall increase in spending.

Glenn Wortman:	And just with respect to India, the backlog there is at $55 million?

Can you, maybe, give us a broader sense of the opportunity, you know, bid work outstanding and where you see that market going over, say, the next year or two?

Joe Burgess:	Yes, I’ll let Daniel Cowan, who’s our Asia-Pacific Vice-President, handle that.

Daniel Cowan:
Sure, absolutely.  The two chunks of work that we have won are both two year contracts.  And we see, next year, and Q4 and next year, that we’re going to run off that work and still have a little backlog of that left over.

Our visibility, now, of funded work is above $100 million of already funded work for trenchless rehab in the sewer markets. And that’s both inside of Delhi and outside in other cities.

I think it’s important to note that as we look at sort of a global downturn and funding questions, that India has set about a program about two years ago – the JNNURM – that makes some 45 cities in India eligible to receive money from the federal government.  And that’s how this is being funded.

So, we do see a large pick up in demand coming in 2009 and we expect our backlog to continue to grow.

Joe Burgess:	Yes, and the $100 million Dan spoke about is not exclusive to Delhi. That’s primarily in Mumbai and Hyderabad, as well, I believe.

Daniel Cowan:	Correct.

Glenn Wortman:	All right. Thank you very much, guys.

Joe Burgess:	You’re welcome.

Operator:	Our next question is from Lee Jagoda from CJS Securities.

Lee Jagoda:	Hi, good morning.

Joe Burgess:	Morning.

Lee Jagoda:
Looking at the domestic sewer rehab business, it appears that there’s some news out of Alabama where certain counties are looking to default on municipal bonds for sewer rehab.  Are you seeing anything else to that extent?  And how would something like this affect you?

Joe Burgess:	Well, are we – who’s defaulting? – Jefferson County?

Lee Jagoda:	Yes.

David Morris:	Yes. Birmingham, Alabama. But I don’t think they have defaulted. I think there are potential issues.

Joe Burgess:
We – I mean, the short answer is we have not.  We’re obviously familiar with the Jefferson County situation because we’ve – I guess we’ve been in it and out of that as a subcontractor for some years.  So we have not seen that as a – we have not seen that as a trend, certainly, or heard, really, of anything significant along those lines.

In terms of trying to forecast what that would mean to us, obviously, a default on the bonding, which I was talking about earlier, would suggest a lack of availability of those funds to fund whatever capital program was being discussed or whatever capital program was set up in support of that finance.  So, while typically, those are broad programs, just meaning that they deal, certainly, with sewer rehab work, and they might also deal with storm water separation or CSO issues or whatever else is going on in communities.  So if there’s a default and a reduction of funds, then communities would have to make separate decisions on what work they’re actually going to do with whatever monies were available.  But I mean, you could certainly assume that the flow of work to us would be impacted by that, if anything broad like that happened.

Lee Jagoda:	But at this point, you’re not really seeing any sort of cancellations in the near term future?

Joe Burgess:
Well, no, and right now, I would not anticipate a large amount of those.  I mean, most of our programs are with the agencies that represent the sewer and water districts.  Those tend to be separate quasi-municipal or even totally separate agencies from the cities and towns that they do the work for.  And they tend to set up their financing systems as revenue-based systems, if you will.  So they put together long-term financings and they set their rates over a period of time.  And of course, they then execute the capital programs based on those long- term financings that they undertake.

So, as I was trying to say earlier, if we get into a situation where, while we feel very good about where our company is, in an up economy and – candidly, we’d probably feel better about where we are in terms of how we’re positioned to handle any downturns in the market.  But, if one wants to think through protracted recessionary impacts in the U.S. economy, and bond defaults for what are now A grade municipalities, I mean, certainly, I could not predict that wouldn’t have an impact on us.

But, I do think that, for the foreseeable future, most of our work is executed through programs that are financing through these agencies, these revenue structured agencies that are executing work against environmental mandates.  So, for the foreseeable future, we feel good about those prospects.

Lee Jagoda:	All right. Thank you very much.

Joe Burgess:	You’re welcome.

Operator:	And again, that is star one to signal for questions. We’ll pause again for a moment.

Operator:	And it appears there are no other questions at this point. I’ll turn the conference back to our presenters for any additional or closing comments.

Joe Burgess:
Well, thank you very much.  This is Joe Burgess again.  We appreciate you being on the call.  We’re very, very happy with the progress that we made in the third quarter.  Again, we anticipate a strong fourth quarter based on continuing to gather momentum on the many programs that we have.  And as I alluded to, are also positioning the company to look at some expansionary opportunities.  And we’re very, very excited about it.

So, thank you very much for spending some time with us this morning.

Operator:	That does conclude today’s conference call. Thank you for your participation. You may disconnect at this time.

END